INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                    LEGG MASON SPECIAL INVESTMENT TRUST, INC.


         AGREEMENT made this 1st day of August, 2000 by and between Legg Mason Funds Management, Inc. ("Adviser"), a Maryland corporation, and Legg Mason Special Investment Trust, Inc. ("Fund"), a Maryland corporation.

         WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain the Adviser to provide it with certain investment advisory, management, and administration services; and

         WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Appointment. The Fund hereby appoints the Adviser as manager and investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Fund has furnished the Adviser with copies properly certified or authenticated of each of the following:

                  (a) The Fund's Articles of Incorporation, as filed with the State Department of Assessments and Taxation of the State of Maryland and all amendments thereto;

                  (b)      The Fund's By-Laws and all amendments thereto;

                  (c) The Fund's currently effective Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to shares of common stock of the Fund, and all amendments thereto;

                  (d)      The Fund's most recent prospectus(es); and

                  (e) The Fund's most recent statement(s) of additional information.

The Fund will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing.

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         3. Investment Advisory Services.  (a) Subject to the supervision of the
Fund's Board of Directors, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission ("SEC") and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders; however, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and the Adviser may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the SEC pursuant to the 1940 Act. The Adviser shall also provide such advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be requested by the Fund and agreed to by the Adviser.

         (b) The Fund has authorized any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 or Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention by such person associated with the Adviser of compensation for such transactions, including compensation in accordance with Rule 11a2-2(T)(a)(2)(iv).

         (c) The Adviser, at its expense, shall supply the Board of Directors and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Adviser and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Adviser shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the Fund's books of accounts in accordance with all applicable federal and state laws and regulations. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

         (d) The Adviser may enter into contracts with an investment sub-adviser or a sub-administrator in which the Adviser delegates to such investment sub-adviser or sub-administrator any or all of its duties specified in Paragraph 3 above, provided that such contracts impose on the investment sub-adviser or sub-administrator bound thereby all duties and conditions to which the Adviser

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

is subject hereunder, and further provided that such contracts meet all requirements of the 1940 Act and the rules thereunder.

         4. Expenses. (a) Other than as herein specifically indicated, the Adviser shall not be responsible for the expenses of the Fund. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: interest, taxes, governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses in connection therewith; fees of custodians, transfer agents, registrars or other agents; legal expenses; expense of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying the Fund's shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to the Fund's shareholders; costs of stationery; costs of stockholders and other meetings of the Fund; travel expenses of officers, directors and employees of the Fund, if any; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers and directors.

         (b) No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he or she is at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

         5. Services Not Exclusive. The Adviser's services hereunder are not deemed to be exclusive, and the Adviser shall be free to render similar services to others. It is understood that persons employed by the Adviser to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

         6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. The Adviser further agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

         7. Compensation. For the services which the Adviser will render to the Fund under this Agreement, the Fund will pay the Adviser a fee, computed daily and paid monthly, at the annual rate of the Fund's average daily net assets that is set forth in Appendix A to this Agreement, reduced by the amount borne by the Fund for all auditing and accounting expenses and for the fees (but not the

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

expenses) of the Fund's independent directors. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, shall be prorated by the ratio that the number of business days in such period bears to the number of business days in such month, and shall be reduced by the auditing and accounting expenses and directors' fees as described in the first sentence of this paragraph. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

         8. Limitation of Liability. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of the Adviser; provided, however, that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its shareholders for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         9. Definitions. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Fund; and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

         10. Duration and Termination. This Agreement will become effective August 1, 2000. If not earlier terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or
(ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Fund's Directors who are not interested persons of the Fund or of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by vote of the Fund's Board of Directors, by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not less than 60 days' notice to the Fund and/or the other party(ies) and will be terminated immediately upon the mutual written consent of the Adviser and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

         11. Use of "Legg Mason" Name. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Fund hereby agrees that it will eliminate from its name any reference to the name of "Legg Mason." The Fund shall have the non-exclusive use of the name "Legg Mason"

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

in whole or in part so long as this Agreement is effective or until such notice is given.

         12. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         13. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         14. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constitution or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                LEGG MASON FUNDS MANAGEMENT, INC.


By: /s/ Marc Duffy                     By: /s/ Jennifer W. Murphy
    ------------------------------         ------------------------------------
                                           Name:     Jennifer W. Murphy
                                           Title:    Senior Vice President


Attest:                                LEGG MASON SPECIAL INVESTMENT TRUST, INC.



By: /s/ Marc Duffy                     By: /s/ Marie K. Karpinski
    ------------------------------         ------------------------------------
                                           Name:     Marie K. Karpinski
                                           Title:    Vice President

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

                                   APPENDIX A


Legg Mason Special Investment          1.00% of average daily net assets up to
Trust, Inc.                              $100 million;
                                       0.75% of average daily net assets between
                                         $100 million and $1 billion;
                                       0.65% of average daily net assets over
                                         $1 billion


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